NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 25, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 13, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Hub International Limited and Maple Tree Acquisition Corporation which is currently owned and controlled by affiliates of Apax Partners, L.P. and Apax Partners Worldwide LLP, a private equity investment group, and will be owned and controlled at the time of the arrangement by an investor group led by affiliates of Apax and Morgan Stanley Principal Investments, Inc. became effective on June 13, 2007. Each share of Common Stock of Hub International Limited was converted into $41.50 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 14, 2007.